EXHIBIT 11

Exhibit No. 11  Statement re: Computation of Per Share Earnings


                                                         Year                  Year
                                                         Ended                 Ended
                                                   December 31, 1996    December 31, 1995
                                                   -----------------    ------------------

Net income ........................................     $3,479,000           $3,871,000
Weighted average common shares outstanding ........      4,066,615            4,600,775
Common stock equivalents due to dilutive
  effect of stock options .........................        101,221              65,299
Total weighted average common shares and
  equivalents outstanding .........................      4,167,836           4,666,074
Primary earnings per share ........................     $     0.83          $     0.83
Total weighted average common shares
  and equivalents outstanding .....................      4,167,836           4,666,074
Additional dilutive shares using the higher of the
  end of period market value or average market
  value for the period when utilizing the treasury
  stock method regarding stock options ............         11,788              11,341
Total outstanding shares for fully diluted earnings
  per share computation ...........................      4,179,624           4,677,415
Fully diluted earnings per share ..................     $     0.83          $     0.83
